EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of March 1, 2005, by and between DWANGO NORTH AMERICA CORP., a Nevada corporation (hereinafter referred to as the “Company”), and Rick J. Hennessey, residing at 6713 11th Ave NW, Seattle, WA 98117 (hereinafter referred to as “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is currently employed as the Chief Executive Officer of the Company;

WHEREAS, the parties desire to set forth in this Agreement the terms and conditions of Employee’s continued employment as the Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.    Employment

The Company hereby employs Employee, and Employee hereby accepts continued employment with the Company, as Chief Executive Officer, on the terms and conditions herein set forth.

2.    Term of Agreement

Unless terminated sooner pursuant to the express provisions hereof, the term of employment hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue for a period of three years thereafter. The period commencing with the Commencement Date through the last day of Employee’s employment hereunder is hereinafter referred to as the “Employment Period.”

3.    Duties

During the Employment Period, Employee shall perform such functions as are normally carried out by the Chief Executive Officer of a business of the type in which the Company is engaged, and such other functions as the Board of Directors (the “Board”) of the Company shall from time to time reasonably determine. Employee shall devote his full-time energies and abilities to the Company’s business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board. Employee covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board. Employee shall not be assigned responsibilities in any material manner inconsistent with his position as Chief Executive Officer.

4.    Compensation

4.1    During the Employment Period, Employee’s base salary shall be in the amount of $190,000 per annum, payable in accordance with the Company’s normal payroll procedures. The Board shall evaluate the base salary annually and may increase such salary in its sole discretion.

4.2    During the Employment Period, in addition to Employee’s base salary, Employee shall be entitled to a bonus equal to 100% of Employee’s base salary for the year ended December 31, 2005 upon achieving the targets set forth in the Operating Plan of the Company attached hereto as Exhibit A. Employee shall also be entitled to a bonus for each of the years ending December 31, 2006 and 2007 upon achieving the targets set forth in the Operating Plan of the Company for each of such years as may be adopted by the Board no later than April 30 of each such year. Each such Operating Plan as so adopted by the Board shall be appended hereto as an addition to Exhibit A and shall for all purposes be deemed a part of this Agreement. Any bonus payable pursuant to this Section shall be payable no later than April 30 of the year following the year for which the bonus is payable. If the target is not achieved for one or more of such years, the Board may nonetheless award a bonus to Employee.

4.3    During the Employment Period, Employee shall be eligible, to the extent he qualifies, to participate in such fringe benefit plans (including health, retirement, pension, life or other similar employee benefit plans), if any, which the Company may from time to time make available to its employees, provided that the Company shall have the right from time to time to modify, terminate or replace any and all of such plans.

4.4    The Company shall reimburse Employee on a timely basis for all reasonable business expenses incurred by Employee in connection with the performance of his duties hereunder, provided Employee submits supporting vouchers for such expenses.

4.5    Employee shall be entitled to four weeks paid vacation each year during the Employment Period, to be taken at such time as is consistent with the needs of the Company and the convenience of Employee.

4.6    Employee shall be entitled to such other compensation as may be determined from time to time by the Board in the sole discretion of the Board, including the payment of a bonus in an amount to be determined by the Board in addition to the bonus, if any, payable under Section 4.2 hereof.

5.    Stock Options

5.1    On the Commencement Date, Employee shall be granted a stock option (the “Option”) pursuant to and subject to the terms and conditions of the Company’s 2003 Equity Incentive Plan (the “Plan”) to purchase 100,000 shares of common stock, par value $.001 per share (“Common Stock”), at a price per share equal to the fair market value thereof on the date of grant, determined in accordance with the provisions of the Plan. The Option shall be exercisable over a ten year period, shall be an incentive stock option to the maximum extent permitted by the Internal Revenue Code and to the extent incentive stock options are available for issuance under the Plan, shall vest 1/3 on each of the first, second and third anniversary dates of grant, and shall contain a provision providing for immediate vesting upon termination of Employee by the Company without Cause (as defined in Section 6.4) or termination of employment by Employee for Good Reason (as defined in Section 6.2).

5.2    Employee shall be entitled to such additional stock options as may from time to time be granted by the Board of Directors of the Company in their sole and absolute discretion.

6.    Termination

The Employment Period shall terminate upon the happening of any of the following events:

6.1    Automatically and without notice upon the death of Employee.

6.2    Employee leaves the employ of the Company for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following that occur as a result of any action of the Company, unless such action occurs with the prior written approval of Employee: a material reduction in Employee’s level of responsibility or authority from that which Employee had on the Commencement Date, any situation that materially impairs the ability of Employee, over an extended period of time, to exercise the authority and perform the functions assigned to him, any change in the location of Employee’s office and primary work location away from the Seattle, Washington area, any change in the principal place of the Company’s business away from the Seattle, Washington area, or any change in control of the Company, whether by merger, acquisition, asset sale or otherwise.

6.3    Upon written notice of termination from the Board to Employee in the event that Employee becomes physically or mentally disabled (a “Disability”) during the Employment Period such that (a) in the Board’s good faith judgment, Employee is permanently incapable of properly performing the duties customarily performed by him hereunder, or (b) such Disability lasts for a period of 60 consecutive days or 90 days in any 360 day period and the Board elects to treat such Disability as being permanent in nature.

6.4    Upon discharge of Employee, on written notice, by the Board for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the following: the conviction of, or plea of guilty or nolo contendre to, a felony, crime involving moral turpitude or other act causing material harm to the Company’s standing and reputation, failure to carry out, after reasonable written notice of such failure and a reasonable opportunity to cure, the reasonable policies of the Board as they may relate to Employee’s duties hereunder (other than for reasons beyond his control), persistent absenteeism, a material default or breach of any of the covenants made by Employee in this Agreement, a breach of Employee’s duty of loyalty to the Company or any act of dishonesty or fraud with respect to the Company, or the willful engaging by Employee in misconduct materially injurious to the Company.

6.5    In the event of termination of the Employment Period pursuant to Section 6.1, Section 6.2 by Employee without Good Reason, Section 6.3 or Section 6.4 by the Board for Cause, the Company shall be obligated to pay to Employee the compensation due him under Section 4.1 hereof up to the date of termination only and Employee shall not be entitled to receive any additional compensation of any nature whatsoever.

6.6    In the event that Employee’s employment with the Company is terminated pursuant to Section 6.2 by Employee for Good Reason, or Section 6.4 by the Board without Cause, the Company shall be required to continue to pay Employee, in accordance with its normal payroll procedures, the salary provided for in Section 4.1 hereof for a period of twelve months, and Employee shall be entitled to a pro rata percentage of the bonus, if any, payable pursuant to Section 4.2 for the year in which the termination occurred in the event that the requisite targets are achieved for such year. Employee shall not be entitled to receive any additional compensation of any nature whatsoever.

7.    Non Competition

7.1    In view of the unique and valuable services that Employee has rendered and is expected to render to the Company, the Employee’s knowledge of the business of the Company and proprietary information relating to the business of the Company and similar knowledge regarding the Company that Employee has obtained and is expected to obtain during the course of his employment with the Company and in consideration of the compensation to be received by Employee hereunder, Employee agrees that, during the Employment Period and for a period of one year immediately following the termination or expiration thereof (the Employment Period and the subsequent one year period being hereinafter collectively referred to as the “Covenant Period”), he will not, in the United States or Canada or any other geographical area in which the Company is currently conducting business in any material respect, directly or indirectly, own, manage, operate, control, loan money to, or participate in the ownership, operation or control of, or be connected with as a director, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name in, any other business or organization which develops or sells software or other applications that enable mobile telephones to download, organize and/or play games, ringtones or media; provided, however, that Employee shall be permitted after the cessation of his employment but during the Covenant Period to own less than a 1% interest as a shareholder in any company which is listed on any national securities exchange even though it may be in competition with the Company.

7.2    Employee will not, during the Covenant Period, solicit or interfere with, or endeavor to entice away from the Company, any of its employees or others with whom it has a business relationship, including wireless providers and companies for which the Company develops and/or publishes wireless content, without the written consent of the Company.

7.3    Employee agrees that the provisions of this Section 7 are reasonable and necessary to protect the Company and its business. It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permitted under the public policies and laws applied in each jurisdiction in which enforcement is sought. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provision hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

7.4    No provision of this Agreement shall be deemed to preclude Employee from serving as a director on the board of companies not in competition with the Company or of charitable organizations, provided, that any such directorship or consulting activities do not reduce Employee’s ability to attend to his duties on behalf of the Company.

8.    Intellectual Property

8.1    Employee hereby agrees to promptly disclose to the Company any and all Intellectual Property made or developed by Employee in connection with Employee’s employment with the Company. For purposes of this Agreement, “Intellectual Property” shall mean any and all of the following made or otherwise arising out of the efforts of Employee in connection with Employee’s employment with the Company: all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the copyrighted work and to prepare derivative works); all copyright registrations and applications; all moral rights; all author’s rights; all trademark rights (including, without limitation, registrations and applications); all right, title and interest in and to any patent, letters patent, industrial model, design patent, petty patent, patent of importation, utility model, certificate of invention, and/or other indicia of inventorship and/or invention ownership, and any application for any of the foregoing, and including any such rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed, related to any such application; all trade names; all mask work rights; all right, title and interest in and to all trade secret rights arising under the common law, state law, federal law or the laws of any foreign country; all algorithms; all rights in packaging, goodwill and other intellectual property rights; and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivative works thereof.

8.2    All elements of all Intellectual Property shall be exclusively owned by the Company and shall be considered “Work Made for Hire” by Employee for the Company. The Company shall exclusively own all United States and international copyrights and all other intellectual property rights in the Intellectual Property. Employee agrees to assign, and upon creation of each element of the Intellectual Property automatically assigns to the Company, its successors and assigns, ownership of all United States and international copyrights and all other intellectual property rights in each element of the Intellectual Property.

Employee agrees that any and all such Intellectual Property shall be the absolute property of the Company or the Company’s designees and, at the request of the Company, Employee shall provide any reasonably necessary assistance to the Company in making application in due form for United States letters patent and foreign letters patent on such Intellectual Property. In the event that the Company requests that Employee provide such application assistance after termination of Employee’s employment with the Company, the Company agrees to compensate Employee for time spent providing the requested assistance at a rate equal to Employee’s most recent hourly rate. In calculating such hourly rate, it shall be assumed that Employee works forty (40) hours per week to earn the salary identified in Section 4.1 of the Agreement. Employee shall execute any and all instruments and do any acts necessary or desirable in connection with any such application for letters patent in order to establish and perfect in the Company the entire right, title, and interest in such Intellectual Property, and also to execute any instruments desirable in connection with any continuations, renewals, or reissues thereof or in the conduct of any related proceedings or litigation. The Company shall bear all reasonably necessary out of pocket expenses incurred by Employee as a result of the performance of the obligations provided for in this section 8.2. Except as authorized by the Company (in writing if after termination of the Employment Period), Employee shall not disclose, directly or indirectly, any information relating to any such invention or patent application.

If Employee has any intellectual property rights to any Intellectual Property that cannot be assigned to the Company, Employee unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such Intellectual Property, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce the rights such Intellectual Property. If Employee has any intellectual property rights in any Intellectual Property that cannot be assigned to the Company or waived by Employee, the Employee, to the extent Employee has the legal right to do so, unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such Intellectual Property.

8.3    The parties understand that the provisions of this Agreement requiring assignment of Intellectual Property to the Company and the waiver of the enforcement of such rights against the Company do not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the invention results from any work performed by Employee for the Company. In addition, the parties understand that the provisions of this Agreement do not apply to any of the inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the date of commencement of employment with the Company, all of which are set forth on the list attached hereto as Exhibit C (collectively referred to as “Prior Inventions”), which belong solely to Employee or belong to Employee jointly with another and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

9.    Confidentiality

9.1    Except as authorized by the Company (in writing if after termination of the Employment Period), Employee shall not disclose or use, directly or indirectly, either during or subsequent to Employee’s employment with the Company, any Confidential Information or Confidential Materials obtained during the course of Employee’s employment with the Company. This provision shall apply regardless of whether or not such Confidential Information or Confidential Materials were acquired, originated or developed in whole or in part by Employee. Additionally, excluding disclosures made in the proper course and scope of his employment by the Company, Employee shall not distribute or otherwise disclose to any third party any Confidential Materials, except as authorized in writing by the Company.

9.2    Employee agrees to deliver to the Company promptly upon request or on the date of the termination of the Employment Period, all documents, copies thereof, and any other materials in Employee’s possession or control concerning or relating to any Confidential Information or Confidential Materials obtained during the course of Employee’s employment with the Company.

9.3    “Confidential Information” shall mean all nonpublic information that the party disclosing such information (“Disclosing Party”) designates as being confidential, or information that, under the circumstances surrounding disclosure ought to be treated as confidential. Confidential Information includes, without limitation, information related to released or unreleased Disclosing Party software products, the marketing or promotion of any Disclosing Party product, Disclosing Party’s business policies or practices, and information received from others that Disclosing Party is obligated to treat as confidential. Confidential Information disclosed to another party (“Receiving Party”) by any Disclosing Party agent is also deemed to be covered by this Agreement. Confidential Information does not include any of the foregoing items which (i) have become publicly and widely known and made generally available through no wrongful act of the Receiving Party or of others who were under confidentiality obligations as to the item or items involved, (ii) was known to the Receiving Party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; or (iii) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party without breach of this Agreement by the Receiving Party and otherwise not in violation of the Disclosing Party’s rights.

9.4    “Confidential Materials” shall mean all tangible materials containing Confidential Information, including without limitation written or printed documents and computer disks or tapes, whether machine or user readable.

10.   Remedies. Since a breach of the provisions of Section 7, 8 or 9 could not adequately be compensated by money damages and will cause irreparable injury to the Company, the Company shall be entitled, in addition to any other right or remedy available to it, to an injunction or restraining order restraining such breach or a threatened breach, and no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of any such injunction or restraining order.

11.   Entire Agreement

Except for the provisions in Article IV of the Agreement and Plan of Merger, dated as of February 4, 2004, between the Company, Employee, OTA Acquisition Corp., Over-the-Air Wireless, Inc., David C. Adams, Mark Sanders and Alexander U. Conrad, that survived the closing of the merger of Over-the-Air Wireless, Inc. into OTA Acquisition Corp., the provisions hereof and the agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior oral understanding, and no modification, supplement or discharge hereof shall be effective unless in writing and executed on behalf of the Company and Employee.

12.   Assignability

This Agreement, and its rights and obligations may not be assigned by Employee. The Company may assign any of its rights and obligations hereunder to a successor or surviving corporation resulting from a merger or consolidation of the Company, the sale by the Company of all or substantially all of its assets or other similar corporate reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations hereunder.

13.   Waiver

No waiver by either party of any condition, term or provision of this Agreement shall be deemed to be a waiver of any prior or succeeding breach of the same or of any other condition, term or provision hereof.

14.   Notices

All notices required or permitted to be given by either party hereunder shall be in writing and mailed by registered mail, return receipt requested, faxed, or delivered personally to the other party at the address set forth above or such different address as may be given by notice as provided for herein. Any notice mailed as provided above shall be deemed given seven (7) days after the date of mailing or on the date of receipt, whichever is sooner. Any notice faxed or delivered personally shall be deemed given on the date the notice is faxed or delivered.

15.   Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.   Governing Law; Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without regard to conflicts or choice of law provisions thereof. Except as provided in Section 18 below, any legal action arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, shall be brought in a federal or state court located in Seattle, Washington.

17.   Expenses

Each party shall bear their own expenses in connection with the negotiation, execution and delivery of this Agreement, except that the Company shall pay the reasonable legal fees and expenses of counsel for Employee in connection with this Agreement in an amount not to exceed $2,000. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to be reimbursed by the other party its reasonable attorney's fee, costs and expenses.

18.   Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than under Section 7, 8 or 9, shall be settled exclusively by arbitration, conducted before a single arbitrator in Seattle, Washington, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The decision of the arbitrator shall be final and binding on the parties.

19.   Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold Employee harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising out of the performance by Employee of his duties pursuant to this Agreement, in furtherance of the Company’s business, or within the scope of his employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

By:	/s/ Rick J. Hennessey
Name: Rick J. Hennessey

DWANGO NORTH AMERICA CORP.

By:	/s/ J. Paul Quinn
Name: J. Paul Quinn
Title: Chief Financial Officer